Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

August 4, 2021

Board of Directors

Orange County Bancorp, Inc.

212 Dolson Avenue

Middletown, New York 10940

Re:	Orange County Bancorp, Inc.
Registration Statement on Form S-1 and 462(b) Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Orange County Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 being filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), on the date hereof (the “462(b) Registration Statement”).  The 462(b) Registration Statement relates to the issuance and sale by the Company of up to an aggregate of 115,000 shares (the “Additional Shares”) of the Company’s common stock, par value $0.50 per share (the “Common Stock”).  The Additional Shares are to be sold, together with the shares of Common Stock registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-257781) (as amended through the date hereof, the “Initial Registration Statement”), pursuant to an underwriting agreement among the Company, Orange Bank & Trust Company and the underwriters named therein, the form of which has been filed as Exhibit 1.1 to the Initial Registration Statement (the “Underwriting Agreement”).  This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Initial Registration Statement, the 462(b) Registration Statement or the related prospectus, other than as expressly stated herein.

For the purposes of providing the opinions contained herein, we have examined such documents, including the Initial Registration Statement, the 462(b) Registration Statement and the Underwriting Agreement, corporate records, certificates of public officials and other instruments as we have deemed necessary.  As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.  In our examination, we have assumed, without verification, the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Board of Directors

Orange County Bancorp, Inc.

August 4, 2021

This opinion letter is limited to the Delaware General Corporation Law and we express no opinion with respect to any other laws, or with respect to any matter pertaining to the contents of the 462(b) Registration Statement, other than as expressly stated herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that, when the Additional Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Underwriting Agreement, the Additional Shares to be issued and sold by the Company will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the 462(b) Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus incorporated by reference in the 462(b) Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC